Exhibit 23.3

DEGOLYER AND MACNAUGHTON
5001 SPRING VALLEY VOAD
SUITE 800 EAST
DALLAS, TEXAS 75244

February 28, 2018

QEP Resources, Inc.
1050 17th Street, Suite 800
Denver, Colorado 80265

Ladies and Gentlemen:

As independent petroleum engineers, we hereby consent to the reference to our report entitled "Report as of December 31, 2015 on Reserves and Revenue owned by QEP Energy Company," relating to the proved oil, natural gas liquids, and gas reserves of QEP Energy Company for the year ended December 31, 2015, in the year-end 2017 Annual Report on Form 10-K of QEP Resources, Inc. incorporated herein by reference into Registration Statement Nos. 333-202686 on Form S-3 and Registration Statement Nos. 333-167726 and 333-167727 on Form S-8.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGolyer and MacNaughton
Texas Registered Engineering Firm F-716